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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                _________________


                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): March 22, 2002


                          SPINNAKER EXPLORATION COMPANY
             (Exact name of registrant as specified in its charter)


          Delaware                       001-16009              76-0560101
(State or other jurisdiction     (Commission File Number)    (I.R.S. Employer
      of incorporation)                                     Identification No.)

         1200 Smith Street, Suite 800
                Houston, Texas                                   77002
   (Address of principal executive offices)                    (Zip code)


       Registrant's telephone number, including area code: (713) 759-1770

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ITEM 5.  OTHER EVENTS

                              Operations Activities

The following summarizes our operations activities since our last operations update on February 14, 2002.

Front Runner Sanction

Our partners and we have sanctioned the development of the Front Runner and Front Runner South fields. We have approved a plan for the development of the area utilizing a truss spar type floating production system with a handling capacity of 60,000 barrels of crude oil and 110 MMcfe of natural gas per day. SparTEC, Inc., a wholly owned subsidiary of J. Ray McDermott, Inc., will be the general contractor responsible for the engineering, procurement, construction and installation of the spar. We continue to evaluate export pipeline options. First production for the project is targeted for the first half of 2004.

Green Canyon 338 #4

Successful exploration and development drilling continues in the Front Runner area. The Green Canyon 338 #4 well has encountered in excess of 400 feet of net oil sands, including pay sands not previously found in other Front Runner wells. These oil sands are in an updip position and approximately 4,000 feet west of the original Front Runner South discovery well, Green Canyon 339 #1, that was drilled last year. Well data from the wells indicate that the key oil-bearing reservoirs are connected laterally. We own a 25% working interest in the project.

High Island 197/175 (Resolute)

Productive gas pay has been discovered in the L-1 and L-3 sands and potentially productive gas pay has been discovered in the L-2 sands in the High Island 197 #2 well. We have encountered approximately 66 feet of net pay to date. None of these sands were productive in the High Island 197 #1 well. Drilling continues on the well. A platform will be installed at the High Island 197 #1 location. A used 4-pile deck has been refurbished and production equipment is currently being installed. The deck is 80% complete. A new jacket is under construction and is 95% complete. We plan to lay a 12 inch flow line to a Williams Field Services gas pipeline in High Island 109 at an offset distance of 59,000 feet. Water depth at the platform location is approximately 50 feet. First production is scheduled for May 2002. We operate the project and own a 50% working interest.

High Island 167

Gas was discovered in the Rob-M sands in the High Island 167 #1 and #2 wells. The High Island 167 #1 well was completed, a caisson was driven and a caisson deck installed. A 6 inch flow line was laid to an EOG platform in High Island
167. First production commenced from High Island 167 #1 in March 2002. The subsequent High Island 167 #2 well discovery triggers a purchase option for the EOG platform and this option is currently being considered. We are operator of the project and own a 50% working interest in the High Island 167 #1 well and 100% working interest in the High Island 167 #2 well. Additional drilling is anticipated on the block.

Mustang Island 861 (Stirrup)

Mustang Island 861 #1 discovered gas in the Middle Frio section in offshore Texas state waters. The well was completed using fracture technology and was tested at flow rates in excess of 20 MMcf per day. The second and third wells were drilled successfully. The Mustang Island 861 #3 well is currently being completed. A 4-pile structure has been installed and a 10 inch flow line has been laid to an AEP (formerly Houston Pipeline) 20 inch gas pipeline. We plan to intall a slug catcher at the AEP Lehman facility and should be completed in late summer 2002. First production is scheduled for late April 2002. We are operator of the project and own a 42% working interest.

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Brazos A-19 (Alex Deep)

The Brazos A-19 well was successfully re-drilled in 2001. The well has been perforated and we expect first production to be ramped up to a daily rate in excess of 100 MMcf but not to exceed a daily rate of 135 MMcf. We own a 15% working interest in the well.

Grand Isle 52

A successful oil well was drilled in Grand Isle 52 from a BP production platform. The well was completed and tested. First production should commence shortly with expected sustained daily rates of 3,000 barrels and 4.5 MMcf. A second well will be drilled from the platform in April 2002. We own a 50% working interest in the project in which BP is the operator.

South Timbalier 274

The 4-pile jacket and deck have been installed. The 12 inch flow line has been laid to a Williams Field Services 24 inch gas pipeline in South Timbalier 272 at an offset distance of approximately 46,000 feet. The jackup rig Rowan Gorilla II has been mobilized and the South Timbalier #1 well has been tied back and is undergoing completion. We plan to drill an additional well from the platform to an exploratory location in South Timbalier 275. First production is scheduled for April 2002. We are operator of the project and own a 90% working interest in the South Timbalier 274 #1 well and a 50% working interest in the South Timbalier 275 #1 well.

Mississippi Canyon 849

The Mississippi Canyon 849 #1 well is currently being drilled. We have encountered pay sands, but we are currently evaluating whether this project can produce economically. We own a 34% working interest in the well.

Mississippi Canyon 496/497 (Zia)

Our Zia discovery is located in approximately 1,600 feet of water. We drilled a delineation well approximately 750 feet structurally downdip to the Zia #1 well in the fourth quarter of 2001 and encountered the field reservoirs water saturated. This well successfully established the oil/water contact in the main reservoir, and it appears that the field will be economic to develop. An integrated project team is designing and costing a subsea tieback project that would transport production to a nearby development. While the project has not been sanctioned, first production could occur in 2003. We own a 35% working interest and 30% net revenue interest in the well and blocks.

Green Canyon 177 (Sangria)

We successfully performed our first subsea completion on the Green Canyon 177 #1 well in 1,488 feet of water. The well was tested at commercial rates after installation of the subsea tree. A 4 inch flow line and electro-hydraulic umbilical have been laid from the subsea well to Shell's Salsa platform in Garden Banks 172 at an offset distance of approximately 6.9 miles. Procurement is currently ongoing for facility upgrade at the Salsa platform. Facility upgrade should be completed in mid-May and production should commence by June 2002. We are operator of the project and own a 100% working interest.

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                       Recent Lease Acquisition Activity

The Minerals Management Service held OCS Sale #182 on March 20, 2002, covering tracts in the Central Gulf of Mexico. We participated in a total of 56 bid submissions, second most of all companies that participated in OCS Sale #182. Forty-one of these blocks are located in water depths greater than 200 meters (deep water) and fifteen blocks in water depths less than 200 meters (shelf). Generally, block sizes are 5,000 acres on the shelf of Louisiana and 5,760 acres in deep water.

We were successful in submission or participation in a total of 42 apparent high bids, including 32 in deep water and 10 on the shelf. Our net exposure is approximately $28.8 million. Of the apparent high bids, we expect to act as operator on 24 blocks, including 17 blocks in deep water and 7 blocks on the shelf. Our working interests average approximately 77% on those blocks. We participated in 18 apparent high bids where we do not anticipate acting as operator. Our working interests average approximately 42% on those blocks. Additionally, we have the right to participate as non-operator in four other deep water blocks with a 25% working interest should certain other apparent high bids be awarded to us.

If awarded, the apparent high bids represent approximately 234,000 gross acres and 146,000 acres net to our interest. Before any awards from OCS Sale #182, we own approximately 1,100,000 gross and 630,000 net acres in the Gulf of Mexico.

Our apparent high bids in shallow water primarily relate to our deep shelf plays. Our apparent high bids in deep water are concentrated in the Mississippi Canyon and Atwater Valley protraction areas. We made 11 apparent high bids in the general area of our recent Seventeen Hands discovery.

The Minerals Management Service awarded to us all eight leases where we were apparent high bidder in OCS Sale #181 in December 2001, covering tracts in the Eastern Gulf of Mexico.

If the Minerals Management Service awards to us all blocks where we were apparent high bidder in OCS Sale #182, we will have 324 leasehold interests covering approximately 1,379,000 gross and 780,000 net acres in the Gulf of Mexico.

                       Derivatives and Hedging Activities

Spinnaker enters into New York Mercantile Exchange related swap contracts and collar arrangements from time to time with the objective of reducing its exposure to fluctuations in natural gas and oil prices. Spinnaker's current commodity price risk management positions on average daily volumes are as follows:

  2002

     Fixed Price Natural Gas Swap Contracts

     o 100,000 MMBtus at a weighted average price of $3.23 per MMBtu in the first quarter.

     o 93,407 MMBtus at a weighted average price of $3.20 per MMBtu in the second quarter.

     o 80,000 MMBtus at a weighted average price of $3.37 per MMBtu in the third quarter.

     o 76,685 MMBtus at a weighted average price of $3.58 per MMBtu in the fourth quarter.

  2003

     Fixed Price Natural Gas Swap Contracts

     o 35,000 MMBtus at a weighted average price of $3.35 per MMBtu for the period January through December.

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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     SPINNAKER EXPLORATION COMPANY


Date:  March 22, 2002                By:  /s/ ROBERT M. SNELL
                                        ----------------------------
                                        Robert M. Snell
                                        Vice President, Chief Financial Officer
                                        and Secretary